                                                                EXHIBIT 10(f)(i)

12/14/2001


Mr. Bruce H. Berger
Rheinbrohler Weg 13
40489 Dusseldorf
Germany

Dear Bruce,

On behalf of Digi International Inc., I am pleased to offer a transfer to the position of Senior Vice President of Digi and General Manager of NetSilicon. This position will report to Joe Dunsmore and will be located in Waltham, Massachusetts.



COMPENSATION

Your targeted total compensation will remain at $380,000. This represents a base salary of $200,000 and an incentive target of $180,000. You have sent a description of your current incentive plan under separate cover. You will also receive a cost of living adjustment in the amount of 12.5% of your base or $25,000. This cost of living adjustment will remain in effect while you are employed in the Boston area.

BENEFITS

You will continue to participate in Digi International's benefits programs. Health and dental insurance may be provided through the local NetSilicon plans, if this provides the best solution for you and your family. If it is determined that we will move you to the NetSilicon health and dental plan, it will be done upon your family's relocation to the area.


RELOCATION

Digi will provide the following relocation assistance:

o Reimbursement of closing costs for the purchase of your new residence. This will exclude any escrow accounts, property taxes, "points" (except as defined below), and insurance costs. The company will provide a gross up of all closing costs reimbursed to you.

o Reimbursement of up to $12,000 in mortgage loan origination fees and/or "points". The company will provide a gross up of this reimbursement up to a maximum of $6,000 in income gross-up.

o Advance house hunting trip for you and your family and professional relocation assistance.

o Transportation and hotel expense for you and your family associated with your move to Waltham.

o Reasonable temporary living expenses for the costs of household goods and furniture that you may need to purchase or rent while you wait for your belongings to be delivered from Germany

Bruce Berger
Page 2



RELOCATION (CONTINUED)

o Shipment of household goods per the terms of your temporary assignment agreement.

o    Up to 60 days of car rental for two vehicles.


OTHER

If Digi International should terminate your employment at any time in the future, your severance pay (as provided in your offer of employment) will be calculated based on the sum of your base salary and cost of living allowance. This does not include any situations where you were involuntarily terminated due to performance issues or misconduct.



START DATE

This transfer offer and relocation is contingent upon the close of the NetSilicon acquisition. Your start date will be the dat following the close of the acquisition and is estimated to be mid to late January of 2002. Your full time relocation is expected to occur by the end of February 2002. The cost of living allowance will go into effect upon your start date. Please inform me of your acceptance of this offer by DECEMBER 17, 2001 by signing one of the enclosed copies and returning it to me.

Sincerely,

DIGI INTERNATIONAL INC.

/s/ Tracy Roberts

Tracy Roberts
Director, Human Resources




OFFER ACCEPTED:


/s/ Bruce H. Berger      18 December 2001
-----------------------------------------         --------------------------
Bruce H. Berger                Date                         Start Date